Exhibit 99.B(d)(14)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
JO Hambro Capital Management Limited

Dated June 27, 2017, as amended June 24, 2020

SEI INSTITUTIONAL INTERNATIONAL TRUST

Emerging Markets Equity Fund
International Equity Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
JO Hambro Capital Management Limited

Dated June 27, 2017, as amended June 24, 2020

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional International Trust

Emerging Markets Equity Fund               [REDACTED]

International Equity Fund(1)

The fee schedule below will be applied to the sum of the average daily value of the Assets of the International Equity Fund and the average daily value of the Assets of any other International Equity Fund to which the Sub-Adviser may now or in the future provide investment advisory/sub-advisory services. Each International Equity Fund will be responsible for its pro rata portion of the total fee determined pursuant to this paragraph based on the relative values of the average daily Assets of the International Equity Funds managed by the Sub-Adviser (as set forth below).

[REDACTED]

As of the effective date of this Schedule B, the International Equity Funds are as follows:

☐            SEI Institutional International Trust International Equity Fund;

☐            SEI Institutional Investments Trust World Equity Ex-US Fund; and

☐            (SEI Canada) International Equity Fund.

(1) [REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation JO Hambro Capital Management Limited

By:	/s/Stephen G. MacRae	By:	/s/Suzy Neubert

Name:	Stephen G. MacRae	Name:	Suzy Neubert

Title:	Vice President	Title:	Sales and Marketing Director

By:	/s/ Markus Lewandowski

Name:	Markus Lewandowski

Title:	Chief Operating Officer

Document Ref: YOWXE-7BEKQ-QVBNV-A3HPM